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                                                                      Exhibit 12


                               Ratio Earnings to Fixed Charges

Premier Parks Inc.
Computation of Ratio of Earnings to Fixed Charges
For Each of the Years in the 5 Year Period Ended December 31, 1994 and Six Months Ended June 30, 1995 and 1994

Computation of Pro Forma Earnings to Combined Fixed Charges and Preferred
Stock Dividends Year ended December 31, 1994 and Six Months Ended June 30, 1995
                                                                                         PRO FORMA
                                                                                     -----------------
                                                                                              SIX          SIX               SIX
                                                                                             MONTHS       MONTHS            MONTHS
                                            ----------------------------------------------   ENDED        ENDED            \ ENDED
                                            1990    1991    1992     1993   1994     1994  June 30, 1995 June 30, 1995 June 30, 1994
Earnings:

Earnings (loss) from continuing operations  (937)    (118)  (1,735)  1,354    102   (1,714)   (6,951)      (1,871)          (2,315)
Income tax expense (benefit)                 --       --       426      91     68    ( 207)   (4,389)      (1,244)          (1,544)
Interest expense, net                        (59)     858    1,413   1,438  2,299   11,385     5,719        1,383            1,081
Equity in loss of affiliated partnerships    326      176      122     142     83       83        39           39               37
Minority interest in earnings                --       223      270                                          --               --
1/3 of rental expense                        --         5       23      23    107      279       126           54               32
                                            ----------------------------------------------------------------------------------------
Adjusted earnings (loss)                    (670)   1,144      519   3,048  2,659    9,826    (5,456)      (1,639)          (2,709)
                                            ========================================================================================

Fixed Charges:


Interest expense                              --      858    1,413   1,438  2,299   11,385     5,719        1,383            1,081
1/3 of rental expense                         --        5       23      23    107      279       126           54               32
                                            ----------------------------------------------------------------------------------------
Total fixed charges                           --      863    1,436   1,461  2,406   11,644     5,845        1,437            1,113
                                            ========================================================================================

Ratio of earnings to fixed charges            N/A     1.3      0.4     2.1    1.1      0.8      N/A          N/A             N/A
                                             ---------------------------------------------------------------------------------------
                                             670               917                   1,838    11,301        3,076            3,822
Deficiency

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